Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Bitdeer Technologies Group

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

Security Type		Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0000001 per share	Rule 457(c) and Rule 457(h)	11,128,861	(1)	$3.775	(2)	$42,011,450.28	.0001476	$6,200.89
	Total Offering Amounts							$42,011,450.28		$6,200.89
	Total Fee Offsets									$0
	Net Fee Due									$6,200.89

(1)
Represents 11,128,861 Class A ordinary shares, par value US$0.0000001 per share, of the registrant (the “Ordinary Shares”) authorized for issuance under the 2023 Performance Share Plan (the “2023 Plan”). Pursuant to the 2023 Plan, the maximum aggregate number of Ordinary Shares which may be issued under the 2023 Plan (the “Share Limit”) shall initially be 1,112,886, representing one percent (1%) of the total ordinary shares of the registrant outstanding as of the consummation of the registrant’s business combination (the “Business Combination”) with Blue Safari Group Acquisition Corp. on April 13, 2023; the Share Limit shall be adjusted along with the market capitalization of the registrant as set forth in the 2023 Plan and shall not be more than 11,128,861, representing ten percent (10%) of the total ordinary shares of the registrant as of the closing of the Business Combination.

(2)
The proposed maximum offering price per Ordinary Share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$3.775 per Ordinary Share, the average of the high and low prices for the registrant’s Ordinary Shares as quoted on the Nasdaq Capital Market on October 30, 2023.